CellCyte Genetics

EMPLOYMENT AGREEMENT

RONALD W. BERNINGER, PH,D

          This Employment Agreement (the "Agreement") is entered into as of June 1, 2007 (the "Effective Date"), by and between CellCyte Genetics Corporation, a Nevada corporation (the "Company"), and Ronald W. Berninger (the "Executive") (and the Company and the Executive being hereinafter also individually or collectively referred to as a "party" or the "parties" as the context do requires.

          1.     Duties and Scope of Employment

                         (a)   Positions and Duties: As of the Effective Date, Executive has entered into an employment agreement in which the Executive has agreed to serve as Executive Vice President and Chief Scientific Officer of the Company and have overall charge of and responsibility for the scientific business and affairs of the Company and any subsidiary of the Company and including, without limitation, CellCyte Genetics Corporation, a Washington corporation and the Company's present operating subsidiary.

                         (b)   Term: The term and continuance of the Executive's employment under this Agreement is referred to herein as the "Employment Term". The initial Employment Term shall be for a period of five years form the Effective Date hereof; provided, however, that starting with the second anniversary date of the Effective Date of this Agreement, the Employment Term under this Agreement shall be extended under a daily three-year "Evergreen" feature such that the remaining Employment Term of this Agreement will always be at least three years unless either party hereto gives written notice of the discontinuation of the Evergreen feature.

                         (c)   Board Membership: During the Employment Term the Executive will serve as Executive will serve as Secretary, of the board of the Company (the "Board") subject to any required prior Board and/or stockholder approval of the Company as may be determined from time to time.

                         (d)   Obligations: During the Employment Term the Executive will perform his duties faithfully, in the best interests of the Company and to the best of his ability. For the duration of the Employment Term the Executive agrees not to actively engage in any other employment, occupation or consulting activity with any company or organization that may be, or be interpreted to be, in direct or indirect competition with the Company without the prior approval of the Board.

          2.     Compensation

                         (a)   Base Salary: The Company will pay the Executive as compensation for his services a base salary at the annualized rate of $205,000 (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding.

                         (b)   Increase in Salary: Effective upon the Company successfully completing Phase I clinical trails, Executive's Base Salary will be increased to an annualized rate of $225,000 to be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding.

                         (c)   Living Reimbursement: During the Employment Term, and if the Executive is required by the Board to maintain a residence apart from the Executive's then permanent residence, the Company shall lease appropriate housing for the Executive and will reimburse the Executive for reasonable housing and living expenses. Any such leased housing shall be comparable to the Executive's then permanent residence.

          3.     Employee Benefits: During the Employment Term the Executive will be entitled to participate in all employee benefit plans and programs currently and hereafter maintained by the Company of general applicability to other senior executives of the Company and including, without limitation, the Company's group medical, dental, vision, disability, life insurance and flexible-spending account plans. In this regard the Board reserves the right to cancel or change the employee benefit plans and programs it offers to its senior executives at any time.

          4.     Vacation: The Executive will be entitled to paid vacation of four weeks per year in accordance with the Company's vacation policy with the timing and duration of specific vacations to be mutually and reasonably agreed upon by both parties hereto and in advance.

          5.     Expenses: The Company will reimburse the Executive for all reasonable travel, entertainment or other expenses incurred by the Executive in the furtherance of or in connection with the performance of Executive's services hereunder and in accordance with the Company's expense reimbursement policy as in effect from time to time.

          6.     Severance

                         (a)   Involuntary Termination: If the Executive's employment with the Company terminates other than voluntarily or for "Cause" (as defined herein; and such date of termination being a "Termination Date" herein), and should the Executive have already then executed and not otherwise revoked a standard and general mutual release of all claims with the Company, then, and subject to Section11: (i) the Executive shall then have the option of receiving, within 14 calendar days of such Termination Date, either (A) continuing payments (less applicable withholding taxes) of his then current annual Base Salary plus any payments equal to his most recent annual performance bonus for a period of 36 months from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies, or (ii) a lump sum payment representing such Base Salary continuation and performance bonus; and (ii) all of the Executive's then unvested stock options shall become fully vested at the Termination Date and then remain exercisable for a period of 24 months from said Termination Date.

                         (b)   Voluntary Termination; Termination for Cause: If Executive's employment with the Company is terminates voluntarily by the Executive or for Cause by the Company, then: (i) all unexercised and vested stock options will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned); and (iii) the Executive will only be eligible for severance benefits in accordance with the Company's established policies as then in effect;

          7.     Change of Control Benefits If within twelve (12) months following a "Change of Control" (as defined below) (i) Executives employment with the Company or successor corporation is Voluntary or Involuntary Termination, or (ii) the Company or the successor corporation terminates Executive's employment with the Company or successor corporation for other than Cause then the Executive shall receive severance as stated in section 6 a) of this agreement

          8.     Definitions

                         (a)   Cause: For purposes of this Agreement, "Cause" is defined as: (i) an act of dishonesty made by the Executive in connection with Executive's responsibilities as an employee of the Company; (ii) the Executive's conviction of, or plea of, nolo contendere to, a felony; (iii) the Executive's gross misconduct; or (iv) the Executive's continued substantial violations of his employment services or duties hereunder after the Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his services or duties hereunder.

                         (b)   Change of Control: For purposes of this Agreement, "Change of Control" of the Company is defined as: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; (ii) the date of the consummation of a merger or arrangement of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or arrangement which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or arrangement; (iii) the date the stockholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

                         (c)   Involuntary Termination: For purposes of this Agreement, "Involuntary Termination" means: (i) without the Executive's express written consent, a significant reduction of Executive's services, duties, position or responsibilities relative to the Executive's services, duties, position or responsibilities in effect immediately prior to such reduction, unless the Executive is provided with comparable services, duties, position or responsibilities; provided, however, that a reduction in services, duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) shall not constitute an Involuntary Termination; (ii) without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; (iii) without the Executive's express written consent, a material reduction by the Company of the Executive's Base Salary as in effect immediately prior to such reduction, other than in connection with a general decrease in base salaries for most employees of the Company and any successor corporation; (iv) without the Executive's express written consent, a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced (other than any such reduction applicable to employees of the Company generally); (v) without the Executive's express written consent, the relocation of the Executive to a facility or a location more than 60 miles from his current location; or (vi) any purported termination of the Executive for other than for Cause.."

          9.     Confidential Information The Executive agrees to enter into the Company's standard Confidential Information and Invention Assignment Agreement (the "Confidential Information Agreement") upon commencing employment hereunder..

          10.    Conditional Nature of Severance Payments

                         (a)   Non-compete: The Executive acknowledges that the nature of the Company's business is such that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the 12 months following the termination of Executive's employment with the Company either voluntarily or with or without Cause for any reason, it would be very difficult for the Executive not to rely on or use the Company's trade secrets and confidential information. Thus, and to avoid the inevitable disclosure of the Company's trade secrets and confidential information, the Executive agrees and acknowledges that the Executive's right to receive the severance payments set forth in Section 6 (to the extent that the Executive is otherwise entitled to such payments) shall be conditioned upon the Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company. Upon any breach of this section, all remaining severance payments pursuant to this Agreement shall immediately cease.

                         (b)   Non-Solicitation: Until the date which is one year after any Termination Date hereunder for any reason, the Executive agrees and acknowledges that the Executive's right to receive the severance payments set forth in Section 6 (to the extent that the Executive is otherwise entitled to such payments) shall be conditioned upon the Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for the Executive or for any other entity or person.

                         (c)   Understanding of Covenants: The Executive represents that he is familiar with the foregoing covenants not to compete and not to solicit and that he is fully aware of his obligations hereunder and including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

          11.    Assignment: This Agreement will be binding upon and inure to the benefit of the heirs, executors and legal representatives of the Executive, upon the Executive's death, and any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Executive's right to compensation or other benefits hereunder will be null and void.

          12.    Notices: All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given: (i) on the date of delivery if delivered personally; (ii) one business day after being sent by a well established commercial overnight service; or (iii) four business days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

The Board of Directors
CellCyte Genetics Corporation; and
..
If to Executive:
Ronald W. Berninger, Ph.D
10018 - 64th Place West
Mukilteo, WA 98275-4540

          13.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

          14.    Arbitration

                         (a)   General: In consideration of the Executive's service to the Company, its promise to arbitrate all employment related disputes and the Executive's receipt of the compensation, pay raises and other benefits payable to the Executive by the Company, at present and in the future, the Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from the Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in Revised Code of Washington ("RCW"), Sections 11.96A.260 through 11.96A.320 (the "Rules"), and pursuant to Washington State law. Disputes which the Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury (include any statutory claims under state or federal law and including, but not limited to, claims under Title VII of the United States Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act and RCW Section 49.60.010 et seq., claims of harassment, discrimination or wrongful termination and any statutory claims. The Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with the Executive.

                        (b)   Procedure: The Executive agrees that any arbitration will be administered by the American Arbitration Association ( the "AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. The Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The Executive agrees that the arbitrator shall issue a written decision on the merits. The Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. The Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that the Executive shall pay the first $200.00 of any filing fees associated with any arbitration that the Executive initiates. The Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that, to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

                         (c)   Remedy: Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between the Executive and the Company. Accordingly, and except as provided for by the Rules, neither the Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

                         (d)   Availability of Injunctive Relief: In addition to the right under the Rules to petition a court for provisional relief, the Executive agrees that any party may also petition a court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, non-solicitation or RCW Section 49.44.140. In the event that either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

                         (e)   Administrative Relief: The Executive understands that this Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim.

                         (f)   Voluntary Nature of Agreement: The Executive acknowledges and agrees that the Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. The Executive further acknowledges and agrees that the Executive has carefully read this Agreement and that the Executive has asked any questions needed for the Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that the EXECUTIVE IS WAIVING THE EXECUTIVE'S RIGHT TO A JURY TRIAL. Finally, the Executive agrees that the Executive has been provided an opportunity to seek the advice of an attorney of the Executive's choice before signing this Agreement.

          15.    Integration This Agreement, together with the Confidential Information Agreement and any other compensation agreement entered into as a consequence of this Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

          16.    Tax Withholding All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

          17.    Governing Law This Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).

          18.    Acknowledgment The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officer, as of the day and year first above written.

COMPANY:
CellCyte Genetics Corporation

By: /s/ "Gary A. Reys"                                                          Date: __June 1. 2007_______________

Title:   Chairman, Chief Executive Officer

EXECUTIVE:

/s/ "Ronald Berninger"                                                       Date: __June 1, 2007_____________

Ronald W. Berninger, Ph.D